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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated February 22, 2010 on the financial statements and financial highlights of the Columbia Seligman Communications and Information Fund, Inc. (formerly Seligman Communications and Information Fund, Inc.) of the Columbia Seligman Communications and Information Fund, Inc. (formerly Seligman Communications and Information Fund, Inc.) included in the annual report for the fiscal year ended December 31, 2009 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A, No. 2-80168) of the Columbia Communications and Information Fund, Inc. as filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010